Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reiterates Full Year Outlook, Refines First Quarter Guidance.

SALT LAKE CITY, Utah, March 28, 2008 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) hosted an analyst and institutional investor forum in San Francisco, California on Thursday, March 27, 2008.  During that meeting, the Company reiterated its full year outlook and refined its first quarter guidance.

Outlook

The Company today reiterated its full year 2008 outlook, which calls for:

•                  Fully diluted FFO per share for the year ending December 31, 2008 of between $1.23 to $1.27 per share before the impact of carrying costs associated with the Company’s development program.

•                  Fully diluted FFO per share for the year ending December 31, 2008 of between $1.17 to $1.21 per share after the impact of carrying costs associated with the Company’s development program.

In both cases, FFO estimates are fully diluted for an estimated average number of shares and Operating Partnership (“OP”) units outstanding during the year.  These estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates, which include the following annual assumptions, which, except where stated, are unchanged from the Company’s previous outlook:

•                  Same-store stabilized property revenue growth between 2.5% and 4.0%.

•                  Same-store stabilized property expense growth between 2.5% and 3.5%.

•                  Same-store stabilized property NOI growth between 2.5% and 4.0%.

•                  Net tenant insurance income between $7.5 million and $8.5 million.

•                  General and administrative expenses (net of development fees) between $39.0 million and $40.0 million, including estimated non-cash compensation expense of $3.3 million.  The Company’s previous assumption was general and administrative expenses between $38.0 million and $39.0 million, including estimated non-cash compensation expense of $2.6 million.

•                  Interest expense between $63.0 million and $67.0 million.  The Company’s previous assumption was interest expense between $65.0 million and $69.0 million.

•                  Weighted average LIBOR of 2.8%.  The Company’s previous assumption was weighted average LIBOR of 4.2%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 72.0 million. Included in this amount are an estimated 3.0 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.

•                  Carrying costs associated with the Company’s development program of between $3.5 million and $4.5 million.

The Company is refining its estimate for fully diluted FFO per share for the three months ending March 31, 2008 from $0.27 to $0.28 before development dilution to $0.25 to $0.26. After considering the impact of the Company’s development program, the Company estimates fully diluted FFO per share for the three months ending March 31, 2008 to be $0.24 to $0.25 per share compared to its previous estimate of $0.26 to $0.27 per share.  The change in the outlook for the three months ending March 31, 2008 is due to the after-tax effect of a loss on the liquidation of the Company’s auction rate securities (“ARS”).  The liquidation, for $21.9 million, represents a loss of $2.6 million, $1.2 million of which was reflected in net income in the fourth quarter of 2007 and $1.4 million of which will be reflected in the first quarter of 2008.  The Company is proceeding with legal action to recover this loss from the broker-dealer from whom the Company originally purchased these securities.  The Company has not included any potential settlement in its 2008 FFO guidance and expects that, for the full year, the loss on the ARS will be matched by a reduction of interest expense on the variable portion of its outstanding debt.

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

• changes in general economic conditions and in the markets in which we operate;

• the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and   occupancy rates to decline;

• potential liability for uninsured losses and environmental contamination;

• difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing   operations and to lease up those properties, which could adversely affect our profitability;

• the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

• difficulties in raising capital at reasonable rates, which could impede our ability to grow;

• delays in the development and construction process, which could adversely affect our profitability; and

• economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 651 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 448,000 units and 47 million square feet rented by approximately 330,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800